Exhibit 4.1

EXECUTION VERSION

FIRST SUPPLEMENTAL INDENTURE, dated as of March 12, 2018 (this “Supplemental Indenture”), to the indenture, dated as of October 27, 2016 (the “Base Indenture”), by and among Sprint Spectrum Co LLC, a Delaware limited liability company (the “Master Issuer”), Sprint Spectrum Co II LLC, a Delaware limited liability company (“Co-Issuer II”), and Sprint Spectrum Co III LLC, a Delaware limited liability company (“Co-Issuer III” and, together with Co-Issuer II and the Master Issuer, the “Issuers”), and Deutsche Bank Trust Company Americas, not in its individual capacity by solely as trustee and as securities intermediary (the “Trustee”). Capitalized terms used but not defined herein have the meanings given to such terms in the Base Indenture.

WITNESSETH:

WHEREAS, pursuant to Section 13.1(a)(ii) of the Base Indenture, the Issuers and the Trustee may, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, enter into one or more Supplements to the Base Indenture to add to the covenants of the Securitization Entities for the benefit of any Noteholders or any other Secured Parties;

WHEREAS, pursuant to Section 13.1(a)(iii) of the Base Indenture, the Issuers and the Trustee may, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, enter into one or more Supplements to the Base Indenture to mortgage, pledge, convey, assign and transfer to the Trustee for the benefit of the Secured Parties any property or assets (other than any such property or assets the pledge or ownership of which would conflict with the Base Indenture or the other Transaction Documents) as security for the Obligations and to specify the terms and conditions upon which such property or assets are to be held and dealt with by the Trustee and to set forth such other provisions in respect thereof as may be required by the Base Indenture or as may, consistent with the provisions of the Base Indenture, be deemed appropriate by the Issuers, the Back-Up Manager and the Trustee, or to correct or amplify the description of any such property or assets at any time so mortgaged, pledged, conveyed and transferred to the Trustee;

WHEREAS, pursuant to Section 13.1(a)(iv) of the Base Indenture, the Issuers and the Trustee may, without the consent of any Noteholder, the Control Party, the Controlling Class Representative or any other Secured Party, enter into one or more Supplements to the Base Indenture to correct any manifest error or defect or to cure any ambiguity, defect or inconsistency or to correct or supplement any provisions in the Base Indenture, in any Series Supplement or in any Notes, or in the Guarantee and Collateral Agreement or any other Indenture Document to which the Trustee is a party which may be inconsistent with any other provision therein or with the final offering memorandum for any Series of Notes;

WHEREAS, pursuant to Section 13.2 of the Base Indenture, the provisions of the Base Indenture may from time to time be otherwise amended, modified or waived, if such amendment, modification or waiver is in writing in a Supplement with the written consent of the Control Party (at the direction of the Controlling Class Representative);

WHEREAS, pursuant to Section 11.4(c) of the Base Indenture, if at any time there is no Controlling Class Representative, the Control Party is authorized to exercise the rights of the Controlling Class Representative for purposes of approving this Supplemental Indenture;

WHEREAS, the Issuers wish to amend the Base Indenture as set forth in this Supplemental Indenture to effect the purposes of Section 13.1(a)(ii), Section 13.1(a)(iii) and Section 13.1(a)(iv) of the Base Indenture, and to effect certain related amendments pursuant to Section 13.2 of the Base Indenture;

WHEREAS, the Master Issuer has requested that the Control Party exercise the rights of the Controlling Class Representative and consent to the amendments described herein to the extent required under such Section 13.2; and

WHEREAS, the conditions set forth for entry into this Supplemental Indenture pursuant to the Base Indenture, including but not limited to Article XIII, have been satisfied.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

1. Amendments to the Base Indenture. Effective as of the date hereof, the following amendments are made to the Base Indenture:

(a) Section 2.2(b)(iv)(A) shall be amended by deleting the bold, stricken text as follows:

(A) the Aggregate Outstanding Principal Amount of all Notes as of the applicable Series Closing Date on a pro forma basis after giving effect to the issuance of such Additional Notes and the application of proceeds therefrom shall be equal to not more than the Maximum Program Amount; provided that the issuance of Additional Notes in excess of the Maximum Program Amount may be permitted subject to ~~(i)~~ the Issuers or the Manager obtaining a new valuation by an Approved Valuation Firm indicating that the Aggregate Outstanding Principal Amount of all Notes as of the applicable Series Closing Date on a pro forma basis after giving effect to the proposed issuance of such Additional Notes and the application of proceeds therefrom will not exceed 42.81% of the fair market value of the Spectrum Portfolio (determined by way of substantially the same methodology used to determine such fair market value on or prior to the Closing Date) as of the applicable Series Closing Date; ~~and (ii) the consent of the Control Party (acting at the direction of the Controlling Class Representative)~~;

(b) Section 2.2(b)(iv)(B) is hereby deleted in its entirety and replaced with the following:

(B) [INTENTIONALLY OMITTED]

(c) Section 2.2(b)(iv)(N) is hereby deleted in its entirety and replaced with the following:

(N) [INTENTIONALLY OMITTED]

(d) Section 2.2(b)(vii) shall be amended by deleting the word “and” immediately after the phrase “with the initial issuance of Class A Notes);”.

(e) Section 2.2(b)(viii) shall be amended by deleting the “.” and inserting in lieu thereof “; and”;

(f) Section 2.2(b) shall be amended by adding a new clause (ix) as follows:

(ix) if, in connection with such new Series of Notes or Additional Notes of an existing Series, additional Spectrum is contributed to one or more License Holders through one or more Contribution Agreements, the Transaction Documents (including the Spectrum Lease) shall be amended (in form satisfactory to the Trustee, in the case of an amendment to any Transaction Document to which the Trustee is a party) to account for such additional

Spectrum (including by updating Exhibit A to the Spectrum Lease to reflect such additional Spectrum) and any additional obligations, costs, requirements and other terms associated with such additional Spectrum and to cause the Issuers to satisfy the condition set forth in Section 2.2(b)(iv)(M) or otherwise comply with the Indenture.

(g) Section 5.1(b) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(b) Initial Class A Notes Interest Reserve Amount. On ~~the~~ each Series Closing Date, the Issuers shall (i) deposit a portion of the net proceeds of the issuance of the applicable Class A~~-1~~ Notes to the Class A Notes Interest Reserve Account and/or (ii) procure one or more letters of credit (each, an “Interest Reserve Letter of Credit”) for the benefit of the Trustee on behalf of the Class A Noteholders pursuant to one or more letter of credit issuance and reimbursement facilities (each, an “LC Facility”) having an aggregate amount available to be drawn (such aggregate availability amount, the “LC Availability” and the portion of the LC Availability represented by any LC Provider, its “LC Availability Portion”) on such date such that the aggregate amount on deposit in the Class A Notes Interest Reserve Account plus the LC Availability at least equals the Class A Notes Interest Reserve Amount on ~~the~~ such Series Closing Date (the “Initial Class A Interest Reserve Amount”).

(h) Section 5.1(c) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(c) Quarterly Deposits to Class A Notes Interest Reserve Account. On each Quarterly Payment Date, the Issuers shall apply the amount on deposit in the Collection Account in accordance with clause (viii) of the Priority of Payments to make a deposit to the Issuer Interest Reserve Account to the extent necessary to ensure that the sum of (i) the amount on deposit therein and (ii) LC Availability is at least equal to the Class A Notes Interest Reserve Amount as of such date. The “Class A Notes Interest Reserve Amount” means, with respect to ~~the~~ each Series Closing Date and any Quarterly Payment Date (and any Quarterly Allocation Date related thereto) an amount equal to the aggregate Class A Notes Quarterly Interest Amount due (at the applicable stated rate of interest and calculated for such purpose by excluding any scheduled amortization) on the next six immediately succeeding Quarterly Payment Dates after such Quarterly Payment Date (or the Series Closing Date, as applicable). The Class A Notes Interest Reserve Amount shall decrease proportionately with any reduction in the Outstanding Principal Amount of one or more Series of the Class A Notes. In the event of such reduction, on any Quarterly Payment Date following the issuance of one or more Interest Reserve Letters of Credit in respect of a Series of Class A Notes (the Interest Reserve Letters of Credit issued in respect of a Series of Class A Notes, an “IRLC Support Series”), the resulting Excess Interest Reserve Amount shall be applied towards the reduction of (a) the LC Obligations of any Ineligible LC Provider and (b) the LC Availability Portion for any LC Provider that is not an Ineligible LC Provider, (1) pro rata among all LC Providers of the applicable IRLC Support Series based on their respective LC Availability Portions (if such reduction in Outstanding Principal Amount relates to only one Series of Class A Notes) and (2) first, among the IRLC Support Series based on their respective required interest reserve amounts and, second, among all LC Providers within each applicable IRLC Support Series based on their respective LC Availability Portions (if such reduction in Outstanding Principal Amount relates to more than one Series of Class A Notes). In connection therewith, on such Quarterly Payment Date, (i) the Trustee (acting at the direction of the Manager (acting on behalf of the Issuers)) shall withdraw and release the amount required under clause (a) above from the related applicable LC Provider Accounts for payment to the related LC Providers and (ii) the LC Availability of any applicable Interest Reserve Letter of Credit for which an Ineligibility Drawing has not been made shall be reduced, in an aggregate amount, concurrent with the applications set forth in (a) and (b), not to exceed the Excess Interest Reserve Amount. If any Excess Interest Reserve Amount exists in the Issuers Interest Reserve Account following the application of the amounts set forth in clauses (a) and (b) above, such Excess Interest Reserve Amount (or portion thereof) shall be withdrawn by the Trustee (acting at the direction of the Manager (acting on behalf of the Issuers)) and deposited into the Collection Account on such Quarterly Payment Date for application in accordance with the Priority of Payments. If the Issuers (x) issue a Series of Class A Notes that consists of more than one Tranche of Class A Notes and (y) procure Interest Reserve Letters of Credit separately in respect of each Tranche of such Series, each such Tranche shall constitute a “Series of Class A Notes” and the Interest Reserve Letters of Credit procured in respect of each such Tranche of Class A Notes shall constitute an IRLC Support Series in respect of such Tranche for purposes of Sections 5.1 and 5.13.

(i) Section 5.1(g) shall be amended by inserting the bold, underlined text as follows:

(g) Release of LC Provider Account. On the date on which no Class A Notes are Outstanding in respect of an IRLC Support Series, the Manager shall instruct the Trustee in writing to withdraw on such date any funds then on deposit in the LC Provider Accounts related to such IRLC Support Series and to release all such remaining funds at the direction of the Manager (acting on behalf of the Issuers) and/or to return any outstanding Interest Reserve Letter of Credit of such IRLC Support Series maintained with respect to the LC Provider Account to the LC Provider thereof for cancellation.

(j) The final paragraph of Section 5.8 shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

Except as provided with respect to Optional Prepayments, ~~A~~all payments of interest, principal and Class A Make-Whole Prepayment Premium will be made on a pro rata basis as between the Class A Notes based on the Aggregate Outstanding Principal Amount thereof. All amounts on deposit in the Class A Notes Interest Reserve Account that will be applied on a Quarterly Payment Date in respect of any payment of the Class A Notes Accrued Quarterly Interest Shortfall on such date will be withdrawn directly from the Class A Notes Interest Reserve Account and applied toward such payment in accordance with the Interest Reserve Funding Priority. Each Secured Party agrees that its claims against an Issuer or Guarantor for payment of amounts are subordinate to any claims ranking higher in the Priority of Payments (each such prior claim, a “Senior Claim”), which subordination shall continue until the holder of such Senior Claim, or the Security Trustee on its behalf, has received the full cash amount of such Senior Claim.

(k) Section 5.13(a) shall be amended by inserting the bold, underlined text as follows:

(a) The Issuers may, in lieu of depositing cash in the Issuers Interest Reserve Account in the full amount of the Class A Notes Interest Reserve Amount that is required to be held in the Class A Notes Interest Reserve Account, maintain one or more Interest Reserve Letters of Credit under an LC Facility for the benefit of the Trustee on behalf of the Class A Noteholders. The Interest Reserve Letters of Credit may provide LC Availability equal to all or any portion of the Class A Notes Interest Reserve Amount. The Issuers (or the Manager on their behalf) shall provide notice to the Trustee and the Control Party of any new Interest Reserve Letter of Credit at least five (5) Business Days prior to the initial issuance thereunder and the Trustee shall (at the direction of the Manager, acting on behalf of the Issuers) execute an acknowledgement of the terms of the relevant LC Facility in favor of the LC Providers prior to such date of issuance. For so long as no Lessee Payment Default Rapid Am Event or acceleration of the Class A Notes following an Event of Default has occurred, subject to the Interest Reserve Funding Priority, the Interest Reserve Letters of Credit shall be drawn pro rata to fund any Class A Notes Accrued Quarterly Interest Shortfall in respect of the Class A Notes, which drawn amounts shall be deposited into the Class A Notes Interest Reserve Account and applied to the applicable LC Provider Account. Following the occurrence of a Lessee Payment Default Rapid Am Event or acceleration of the Class A Notes following an Event of Default, the Interest Reserve Letters of Credit shall be drawn in full in connection with the Final Drawing, as described below, and the drawn amounts shall be deposited into the Class A Notes Interest Reserve Account and applied to the applicable LC Provider Account and the Interest Reserve Letters of Credit shall be returned to the applicable LC Provider.

(l) Section 5.13(d) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(d) Notwithstanding anything in the Indenture or any other Transaction Document to the contrary, if one or more Interest Reserve Letters of Credit are issued following the deposit of the Initial Class A Notes Interest Reserve Amount in the Class A Notes Interest Reserve Account on the applicable Series Closing Date and such issuance causes an Excess Interest Reserve Amount to be on deposit in the Issuers Interest Reserve Account, then within two Business Days of any such issuance, the Issuers may distribute in cash (only to the extent there are amounts on deposit in the Issuers Interest Reserve Account) such Excess Interest Reserve Amount to their respective parent entities, such that the aggregate amount of all such distributions ~~since~~ on or after the applicable Series Closing Date does not exceed the amount of the applicable Initial Class A Interest Reserve Amount, and such parent entities may further distribute such amounts, in each case, so long as (i) at the time of such distributions (A) no Default, Potential Rapid Amortization Event or Rapid Amortization Event shall have occurred and be continuing and (B) no Interest Reserve Letter of Credit is an Ineligible Interest Reserve Letter of Credit and (ii) the Issuers (or the Manager on their behalf) shall have delivered to the Trustee and Control Party a notice in respect thereof and certifying as to the foregoing. Following the distributions of Excess Interest Reserve Amounts in accordance with this paragraph in an amount up to the applicable Initial Class A Interest Reserve Amount (collectively, the “Issuers Reserve Distribution”), subsequent distributions of Excess Interest Reserve Amounts shall be made as provided below.

(m) Section 5.13(e) shall be amended by inserting the bold, underlined text as follows:

(e) If on any Quarterly Payment Date following the issuance of one or more Interest Reserve Letters of Credit in respect of a Series of Class A Notes, the Class A Notes Interest Reserve Amount has decreased in connection with any reduction in the Outstanding Principal Amount of one or more Series of the Class A Notes, the resulting Excess Interest Reserve Amount shall be applied towards the reduction of (a) the LC Obligations of any Ineligible LC Provider and (b) the LC Availability Portion for any LC Provider that is not an Ineligible LC Provider, (1) pro rata among all LC Providers of the applicable IRLC Support Series based on their respective LC Availability Portions (if such reduction in Outstanding Principal Amount relates to only one Series of Class A Notes) and (2) pro rata, first, among all LC Providers within each applicable IRLC Support Series based on the percentage that the respective Outstanding Principal Amounts of each related Series of Class A Notes being reduced bears to the aggregate Outstanding Principal Amount of all Series of Class A Notes being reduced and, second, among all LC Providers within each applicable IRLC Support Series based on their respective LC Availability Portions (if such reduction in Outstanding Principal Amount relates to more than one Series of Class A Notes). In connection therewith, on such Quarterly Payment Date, (i) the Trustee (acting at the direction of the Manager (acting on behalf of the Issuers)) shall withdraw and release the amount required under clause (a) above from the related applicable LC Provider Accounts for payment to the related LC Providers and (ii) the LC Availability of any applicable Interest Reserve Letter of Credit for which an Ineligibility Drawing has not been made shall be reduced, in an aggregate amount, concurrent with the applications set forth in (a) and (b), not to exceed the Excess Interest Reserve Amount. If any Excess Interest Reserve Amount exists in the Issuers Interest Reserve Account following the application of the amounts set forth in clauses (a) and (b) above, such Excess Interest Reserve Amount (or portion thereof) shall be withdrawn by the Trustee (acting at the direction of the Manager (acting on behalf of the Issuers)) and deposited into the Collection Account on the related Quarterly Payment Date for application in accordance with the Priority of Payments. “Excess Interest Reserve Amount” means the amount, if any, by which the aggregate amount on deposit in the Class A Notes Interest Reserve Account plus the LC Availability exceeds the Class A Notes Interest Reserve Amount.

(n) Section 5.13(g) shall be amended by inserting the bold, underlined text as follows:

(g) On the Business Day following the date that (or, if such date is not a Business Day, the immediately succeeding Business Day) any Interest Reserve Letter of Credit becomes an Ineligible LC, the Trustee (at the direction of the Issuers) or the Control Party (on the Issuers’ behalf) shall submit a notice of drawing under such Ineligible LC and use the proceeds thereof to fund a deposit into the LC Provider Account of the related Ineligible LC Provider in an amount equal to the lesser of (or the amount of, if there is no lesser amount) (x) the Class A Notes Interest Reserve Account Deficiency Amount, on such date, calculated as if such Interest Reserve Letter of Credit had not been issued and (y) the total available undrawn amount of the such Ineligible LC (each such a drawing, an “Ineligibility Drawing”) and following such Ineligibility Drawing no additional amounts shall be available for drawing under such Ineligible LC and the Ineligible LC shall be returned to the related LC Provider.

(o) Section 5.13(h) shall be amended by deleting the bold, stricken text as follows:

(h) If an Ineligibility Drawing has occurred in respect of any Ineligible LC, the related Ineligible LC Provider shall have the right to direct the Manager who shall (on behalf of the Issuers) direct the Trustee to invest the drawn amount on deposit in the LC Provider Account relating to such Ineligible LC Provider in Eligible Investments. In the absence of such direction, funds in the LC Provider Account shall remain uninvested. All income or other gain from such Eligible Investments shall be credited to such LC Provider Account for the benefit of the related Ineligible LC Provider and shall be released by the Trustee (in accordance with the Quarterly Manager’s Certificate) on each Quarterly Payment Date to such Ineligible LC Provider ~~and such Ineligible LC shall be returned to the applicable LC~~

~~Provider~~. In no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon. The Trustee shall not have any liability in respect of losses incurred as a result of the liquidation, for any delay or fees imposed in relation to the liquidation, or receiving the liquidation proceeds of any investment, or losses incurred as a result of the liquidation of any investment prior to its stated maturity, or the failure of the Ineligible LC Provider or the Manager (on behalf of the Issuers) to provide timely written instruction.

(p) Section 5.13(j) shall be amended by inserting the bold, underlined text as follows:

(j) Promptly following the occurrence of a Lessee Payment Default Rapid Am Event or the acceleration of the Class A Notes following an Event of Default, the Trustee, at the direction of the Manager (acting on behalf of the Issuers) shall submit a notice of drawing under each Interest Reserve Letter of Credit for the full available undrawn amount of such Interest Reserve Letter of Credit (but in no event in excess of the Class A Notes Interest Reserve Amount), and all such amounts drawn shall be deposited by the Trustee into the Class A Notes Interest Reserve Account and credited to the applicable LC Provider Accounts for application in accordance with the Priority of Payments (such drawings collectively, the “Final Drawing”) and following such Final Drawing (i) no additional amounts shall be available for drawing under the Interest Reserve Letters of Credit and each Interest Reserve Letter of Credit shall be returned to the applicable LC Provider and (ii) any Ineligibility Drawing in the LC Account of such Ineligible LC Provider shall be automatically converted to a Final Drawing.

(q) Section 8.9 shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

The Issuers will, and will cause each other Securitization Entity to, not make, incur, or suffer to exist any Investment, other than (a) Investments in the Indenture Trust Accounts and Eligible Investments or (b) in respect of PledgeCo I, PledgeCo II, ~~and~~ PledgeCo III and any Additional PledgeCo, the Equity Interests each holds in the Master Issuer, Co-Issuer II, ~~and~~ Co-Issuer III and any Additional Issuer, respectively and in respect of the Master Issuer, Co-Issuer II, ~~and~~ Co-Issuer III and any Additional Issuer, the Equity Interests each holds in License Holder I, License Holder II, ~~and~~ License Holder III and any Additional License Holder, respectively.

(r) Section 8.12 shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

On and after the Closing Date, the Issuers shall not, and shall not permit any other Securitization Entity to, without the consent of the Control Party, merge or consolidate with or into any other Person (whether by means of a single transaction or a series of related transactions); provided that all of the constituent entities of any of Silo I, Silo II, ~~and/or~~ Silo III and/or any Additional Silo may merge or consolidate with or into the corresponding constituent entities of any of Silo I, Silo II, ~~and/or~~ Silo III and/or any Additional Silo if at such time no Default or Event of Default has occurred and is continuing or will result therefrom, and notice of such merger or consolidation is given to the Rating Agencies (any such merger or consolidation, a “Permitted Silo Merger”).

(s) Section 8.18 shall be amended (effective upon the date hereof and operative, automatically without notice or any other action whatsoever, upon the occurrence of the issuance of Additional Notes) by inserting the bold, underlined text and deleting the bold, stricken text as follows:

The Issuers shall not, and shall not permit any other Securitization Entity to, sell, transfer, lease, license, liquidate or otherwise dispose of any of their property (whether by means of a single transaction or a series of related transactions), including Equity Interests of any other Securitization Entity, except for (i) subleases of the Spectrum Usage Rights to the Affiliated Entities and certain third parties on terms and conditions provided for in the Spectrum Lease, (ii) certain exchanges of Third-Party Leased Licenses for ~~new~~ Directly-Held Licenses so long as (a) the applicable License Holder shall have delivered evidence reasonably satisfactory to the Control Party that such Directly-Held License has been effectively transferred to such License Holder pursuant to the applicable Communications Laws and (b) no funds of the License Holders shall have been used in connection therewith~~,~~; (iii) in connection with an Existing Coverage Consolidation (where “Existing Coverage Consolidation” means a ~~BRS~~2.5 GHz Directly-Held License issued for a Protected Service Area is terminated ~~in the ordinary course~~ or is otherwise no longer in full force and effect, and at the time of such termination or ceasing to be in full force and effect, there exists a corresponding Basic Trading Area (“BTA”) Directly-Held License that is in full force and effect and that provides the applicable License Holder with at least as much ability to serve the affected geographic Protected Service Area (considering the bandwidth available, the radio frequencies involved, and the power levels authorized) as the License Holders had immediately prior to such termination or cessation), (iv) exchanges with a third-party in respect of one or more of the ~~1.9 GHz~~ FCC licenses held by such third-party and one or more of the ~~1.9 GHz~~ Directly-Held Licenses held by the License Holders (a “1.9 Swap”) subject to the following terms and conditions (the “1.9 Swap Conditions”): (1) such ~~1.9~~ Swap is entered into with an entity affiliated or unaffiliated with SCI on an arm’s-length basis, (2) the FCC license received in the ~~1.9~~ Swap is of equal or greater value than the exchanged ~~license, and~~ Directly-Held License, within the same BTA market (or, if not in the same BTA market, makes up less than 15% (together with all other Directly-Held Licenses theretofore subject to a Swap which did not exchange a Directly-Held License for an FCC License within the same BTA market) of the aggregate MHz-pops of all of the Directly-Held Licenses in the Spectrum Portfolio subject to a Swap (measured by aggregating the MHz-pops of each Directly-Held License as of the date such Directly-Held License became a Contributed Asset hereunder)) and, in the case of a 1.9 GHz Directly-Held License, is in at least a 5 x 5 MHz paired configuration ~~within the same BTA market,~~ and the market value of the Spectrum Portfolio will not be lower after giving effect to the ~~1.9~~ Swap than it was prior to giving effect to the ~~1.9~~ Swap, (3) the ~~1.9 Swap is entered into in the ordinary course of business, (4) the 1.9~~ Swap is not materially adverse to the Secured Parties, (~~5~~4) the ~~1.9~~ Swap is made on a fair and non-discriminatory basis with respect to the Spectrum Portfolio and without any preference to SCI’s and its Affiliates’ other FCC license holdings, (~~6~~5) the total aggregate MHz-pops of the Spectrum Portfolio at the time of such ~~1.9~~ Swap (together with all other Directly-Held Licenses theretofore subject to a Swap) that is subject to ~~1.9~~ Swaps does not exceed 7.5% of the total aggregate MHz-pops of the Spectrum Portfolio (~~including 1.9 GHz and 2.5 GHz FCC licenses) as of the Closing Date~~measured by aggregating the MHz-pops of each Directly-Held License as of the date such Directly-Held License became a Contributed Asset hereunder), provided that a ~~1.9~~ Swap entered into prior to the Closing Date but not yet closed pending approval by the FCC will be disregarded for purposes of this clause, (~~7~~6) the ~~1.9~~ Swap has received prior FCC approval, (~~8~~7) the Manager has provided a certificate to each of the Issuers, the Manager and the Back-Up Manager certifying the preceding conditions and containing a reasonably detailed description of the business purpose and the benefit to the Spectrum Portfolio of the ~~1.9~~ Swap, (~~9~~8) SCI has provided an opinion in substantially the same substance, to the extent relevant, as the regulatory opinion received in connection with the initial issuance of the Class A Notes, (~~10~~9) the ~~1.9~~ Swap must be an in-kind exchange whereby the applicable License-Holder and its counterparty each give and receive an FCC license in the same frequency band, or an exchange of FCC licenses in the same frequency band in which only SCI or other Sprint Affiliate (other than the Securitization Entities) pays cash and not the ~~1.9~~ Swap counterparty and (~~11~~10) the FCC licenses received by the License Holders in connection with the ~~1.9~~ Swap shall be equal in amount of MHz-pops (the “Equal MHz-pops Condition”), provided that License Holders may enter into a “non-uniform” ~~1.9~~ Swap which does not satisfy the Equal MHz-pops Condition, so long as the “non-uniform” ~~1.9~~ Swap does not reduce the ~~1.9 GHz~~ Directly-Held Licenses MHz-pops by more than 5% of the ~~1.9 GHz~~ Directly-Held Licenses aggregate MHz-pops held by the License Holders ~~on the Closing Date~~(measured by aggregating the MHz-pops of each Directly-Held License as of the date such Directly-Held License became a Contributed Asset hereunder) and (v) Permitted Silo Mergers.

(t) Section 8.19 shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

Other than distributions of net proceeds of the offering on ~~the~~ any Series Closing Date, the Issuers will not declare or pay any distribution on any of their respective limited liability company interests other than any Issuers Reserve Distributions; provided that so long as no Potential Rapid Amortization Event, Rapid Amortization Event, Default or Event of Default has occurred and is continuing with respect to any Series of Notes Outstanding or would result therefrom, the Issuers may declare and pay distributions to the extent permitted under Section 18-607 of the Delaware Limited Liability Company Act and the Issuers’ Charter Documents, only after satisfaction of the Priority of Payments. The Issuers shall not, and shall not permit any other Securitization Entity to, redeem, purchase, retire or otherwise acquire for value any Equity Interest in or issued by such Securitization Entity or set aside or otherwise segregate any amounts for any such purpose except as expressly permitted by the Base Indenture or as consented to by the Control Party.

(u) Section 9.2(i) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(i) (A) the failure of SCI to (directly or indirectly) own 100% of the voting and economic Equity Interests in the Manager, each Spectrum-Licensing Subsidiary (provided that any Spectrum-Licensing Subsidiary may merge or consolidate with another Spectrum-Licensing Subsidiary, SCI or other subsidiary of SCI so long as SCI is the direct or indirect owner of 100% of the voting and economic Equity Interests of the surviving entity) and the Depositors (provided that any Depositor may merge or consolidate with another Depositor in connection with any Permitted Silo Merger or with any other subsidiary of SCI so long as SCI is the direct or indirect owner of 100% of the voting and economic Equity Interests of the surviving entity), (B) the failure of Sprint Corporation to directly own 100% of the voting Class A interests of the PledgeCos and the Intermediate HoldCos~~, and indirectly own, through the Intermediate HoldCos, 100% of the voting Class A Equity Interests of the PledgeCos~~, (C) the failure of any of Depositor I, Depositor II, ~~or~~ Depositor III or any Additional Depositor to directly own 100% of the non-voting Class B economic interests of Intermediate HoldCo I, Intermediate HoldCo II, ~~and~~ Intermediate HoldCo III and any related Additional Intermediate HoldCo, respectively, if applicable, following the transfer thereof to the relevant Depositor ~~Depositors~~ (provided that any Intermediate HoldCo may merge or consolidate with another Intermediate HoldCo in connection with a Permitted Silo Merger), (D) the failure of any of Depositor I, Depositor II, ~~or~~ Depositor III or any Additional Depositor to own (directly or indirectly through Intermediate HoldCo I, Intermediate HoldCo II, ~~or~~ Intermediate HoldCo III or any relevant Additional Intermediate HoldCo, as applicable) 100% of the non-voting Class B economic interests of PledgeCo I, PledgeCo II, ~~and~~ PledgeCo III and any related Additional PledgeCo, respectively, (E) the failure by any of PledgeCo I, PledgeCo II, ~~or~~ PledgeCo III or any Additional PledgeCo to own directly 100% of the Equity Interests in the Master Issuer, Co-Issuer II, ~~or~~ Co-Issuer III or the related Additional Issuer, respectively, or (F) the failure by any of the Master Issuer, Co-Issuer II, ~~or~~ Co-Issuer III or any Additional Issuer to own directly 100% of the Equity Interests in License Holder I, License Holder II, ~~or~~ License Holder III or the related Additional License Holder, respectively, in each case other than as the result of, or as expressly permitted above in connection with, a Permitted Silo Merger;

(v) Section 9.2(f) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(f) (A) any of the Directly-Held Licenses or Third-Party Leased Licenses (other than the Third-Party Leased License associated with Clark County) is terminated, or is otherwise no longer in full force and effect or any of the Third-Party Lease Agreements (other than the Third-Party Leased License associated with Clark County) is not renewed or is otherwise not in full force and effect (except in connection with any Third-Party Leased License in respect thereof becoming a Directly-Held License of License Holders), (B) on the effective date set forth in any final order by the FCC (or other governmental body) revoking, canceling or otherwise terminating or failing to renew any of the Directly- Held Licenses or Third-Party Leased Licenses (other than the Third-Party Leased License associated with Clark County), (C) if any of the Directly-Held Licenses or Third-Party Leased Licenses (other than the Third-Party Leased License associated with Clark County) is lawfully reclaimed or taken by the FCC or any other governmental body pursuant to a final order, (D) if any of the Directly-Held Licenses or Third- Party Leased Licenses (other than the Third-Party Leased License associated with Clark County), or the Communications Laws and other laws applicable to the Directly-Held Licenses or Third-Party Leased Licenses, are modified in a manner that materially diminishes the ability of the License Holders to use any of the Third-Party Leased Licenses (other than the Third-Party Leased License associated with Clark County) or Directly-Held Licenses to provide communications services of the same service type and the same quality (considering radiated power, interference received from third-party sources, and geographic scope) as are being provided using such License on the date such License becomes a Contributed Asset ~~Closing Date~~, or (E) any License Holder is no longer the holder of, or no longer in “de jure” control and “de facto” control of, any of the Directly-Held Licenses, in each case, except as expressly permitted under this

Indenture or the other Transaction Documents, and in the case of subclauses (A) to (E) other than in connection with an Existing Coverage Consolidation; and any such condition, as set forth in subclauses (A) to (E), (X) if both the aggregate MHz-pops of the Licenses adversely affected by any of the conditions set forth in subclauses (A) to (E) is less than 2% of the aggregate MHz-pops of all of the Licenses in the Spectrum Portfolio (excluding the Third-Party Leased License associated with Clark County) or at such time the number of such adversely affected Licenses is less than 10, remains unremedied for 90 calendar days, or (Y) if either the aggregate MHz-pops of the Licenses adversely affected by any of the conditions set forth in subclauses (A) to (E) is 2% or more of the aggregate MHz-pops of all of the Licenses in the Spectrum Portfolio (excluding the Third-Party Leased License associated with Clark County) or at such time the number of such adversely affected Licenses is 10 or more, remains unremedied for twenty (20) Business Days, it being agreed that an Event of Default arising pursuant to this Section 9.2(f) may be waived by the Control Party (acting at the direction of the Controlling Class Representative);

(w) Section 11.1(d) shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

(d) If a CCR Candidate receives votes from Controlling Class Members owning or beneficially owning at least 50% of the Aggregate Outstanding Principal Amount of Notes of the Controlling Class ~~(or any beneficial interest therein)~~ that are Outstanding as of the CCR Voting Record Date ~~and with respect to which votes were submitted (which may be less than the Outstanding Principal Amount of Notes of the Controlling Class as of the CCR Voting Record Date),~~ such CCR Candidate shall be the Controlling Class Representative. Notes of the Controlling Class actually known to the Trustee to be held by the Issuers or any Affiliate of the Issuers, or held by the Back-Up Manager or any Affiliate of the Back-Up Manager, will not be considered Outstanding for such voting purposes. If two CCR Candidates both receive votes from Controlling Class Members ~~holding beneficial interests in~~ owning or beneficially owning exactly 50% of the Aggregate Outstanding Principal Amount of Notes of the Controlling Class, the Controlling Class Representative shall be the CCR Candidate chosen by the Manager, pursuant to the Management Agreement. In the event that no CCR Candidate receives votes from Controlling Class Members owning or beneficially owning at least 50% of the Aggregate Outstanding Principal Amount of Notes of the Controlling Class ~~with respect to which votes were submitted~~, the Trustee will notify the Manager, the Securitization Entities, the Back-Up Manager, the Rating Agencies and the Controlling Class Members that no Controlling Class Representative will be appointed, and until a CCR Re-election Event occurs and a new Controlling Class Representative is elected (i) the Control Party shall exercise the rights of the Controlling Class Representative in accordance with the Back-Up Management Standard and (ii) any deliverable or notice that is required to be provided to the Controlling Class Representative under a Transaction Document shall be delivered to the Control Party.

(x) Section 13.1(a)(ix) shall be amended by deleting the word “or” immediately after the phrase “(as evidenced by an Opinion of Counsel);”.

(y) Section 13.1(a)(x) shall be amended by adding the word “or” after the phrase “including withholding Tax;”.

(z) Section 13.1(a) shall be amended by adding a new clause (xi) as follows:

(xi) to amend clause (5) of the definition of “Swap Conditions” to increase the percentage referenced therein to a percentage not to exceed 15%; provided that the effectiveness of such amendment shall be conditioned upon the receipt from each Rating Agency of a Rating Agency Confirmation with respect to such amendment;

(aa) The heading to Section 14.16 shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

Section 14.16 ~~1.9~~ Spectrum Swaps; Release of Collateral;

(bb) Section 14 of the Indenture shall be amended by adding a new Section 14.17 as follows:

14.17 Additional Issuer. Any Additional Issuer shall execute and deliver to the Trustee an Issuer Joinder Agreement.

(cc) Section 14 of the Indenture shall be amended by adding a new Section 14.18 as follows:

14.18 Additional Securitization Entity. The Issuers shall cause any Additional PledgeCo and Additional License Holder to execute and deliver to the Trustee a GCA Joinder Agreement. The execution and delivery of a GCA Joinder Agreement pursuant to this Section 14.18 shall not constitute an amendment or modification to the Guarantee and Collateral Agreement for purposes of Section 13.3 or an action by the Trustee under the Indenture or other Transaction Document for purposes of Section 14.2, such execution and delivery of the GCA Joinder Agreement by the Trustee shall be deemed authorized and permitted by this Base Indenture and the other Transaction Documents and all conditions precedent set forth in the Base Indenture and the other Transaction Documents with respect thereto shall been deemed to have been satisfied.

(dd) Annex A to the Base Indenture shall be amended as follows:

(i) The following definitions shall be amended by inserting the bold, underlined text and deleting the bold, stricken text as follows:

“Contribution Agreements” means the following agreements: the Master Contribution Agreement, the Issuer-License Holder Contribution Agreements, the Depositor-PledgeCo Contribution Agreements, ~~and~~ the PledgeCo-Issuer Contribution Agreements and any Additional Contribution Agreement.

“Class A Notes Interest Reserve Amount” means, with respect to ~~the~~ each Series Closing Date and any Quarterly Payment Date (and any Quarterly Allocation Date related thereto) an amount equal to the aggregate Class A Notes Quarterly Interest Amount due (at the applicable stated rate of interest) on the next six immediately succeeding Quarterly Payment Dates after such Quarterly Payment Date (or the Series Closing Date, as applicable).

“Depositors” means, collectively, Sprint Spectrum Depositor LLC, Sprint Spectrum Depositor II LLC and Sprint Spectrum Depositor III LLC, each a Delaware limited liability company and a wholly-owned indirect subsidiary of SCI, and any Additional Depositor.

“Intermediate HoldCos” means, collectively Sprint Intermediate HoldCo LLC, Sprint Intermediate HoldCo II LLC and Sprint Intermediate HoldCo III LLC, each a Delaware limited liability company and a wholly-owned indirect subsidiary of ~~SCI~~ Sprint Corporation, and any Additional Intermediate HoldCo.

“Issuers” means, collectively, the Master Issuer, Co-Issuer II, ~~and~~ Co-Issuer III and any Additional Issuer.

“License Holders” means, collectively, Sprint Spectrum License Holder LLC (“License Holder I”), Sprint Spectrum License Holder II LLC (“License Holder II”) and Sprint Spectrum License Holder III (“License Holder III”), each a Delaware limited liability company and the Lessors under the Spectrum Lease, and any Additional License Holder.

“PledgeCos” means Sprint Spectrum PledgeCo LLC (“PledgeCo I”), Sprint Spectrum PledgeCo II LLC (“PledgeCo II”) and Sprint Spectrum PledgeCo III LLC (“PledgeCo III”), each a Delaware limited liability company, and any Additional PledgeCo.

“Quarterly Noteholders’ Report” has the meaning specified in Section 4.1~~(a)~~(b) of the Base Indenture.

“Repurchase Amount” means, on any date of payment of the Repurchase Amount, in respect of a Contributed Asset (other than the Third-Party Lease Agreement and the related Third-Party Leased Licenses associated with Clark County), an amount equal to (a) the Outstanding Principal Amount of all Series of Class A Notes on such date, plus the Class A Notes Accrued Quarterly Interest Amount (calculated for purposes of this definition as of ~~such~~ the date of payment of the Repurchase Amount), plus the Class A Make-Whole Prepayment Premium that would be payable on the Class A Notes if they were prepaid on such date plus the LC Obligations as of such date (collectively, the “Principal, Interest and LC Amounts”) plus all other outstanding Obligations, multiplied by (b) the proportionate value of such Contributed Asset to the overall value of the Spectrum Portfolio (measured as of the date such Contributed Asset became a Contributed Asset) ~~as of the Closing Date~~, expressed as a percentage set forth in a schedule to the applicable Contribution Agreement (which percentage will be recalculated for any repurchases of Contributed Assets prior to such date by excluding the value associated with such prior-repurchased Contributed Assets).

“Spectrum-Licensing Subsidiaries” means each subsidiary of SCI party to the Master Contribution Agreement or any Additional Contribution Agreement holding a portion of the Spectrum Portfolio prior to the transfer of such portion to the applicable Depositor.

“Third-Party Lease Consent/Assignments” means the assignment and/or consent agreements with each of the relevant Third-Party Lease Counterparties under the Third-Party Lease Agreements (other than the Third-Party Lease Agreement associated with Clark County), entered into on or prior to the Closing Date or contributed pursuant to an Additional Contribution Agreement by each Spectrum-Licensing Subsidiary that is a party to any Third-Party Lease Agreement, pursuant to which such Third-Party Lease Counterparty will agree to, subject to certain conditions and exceptions, (i) the assignment and transfer of all rights and obligations of SCI and its Affiliates under the Third-Party Lease Agreements (the “Leased Spectrum Rights and Obligations”) to the applicable License Holders, (ii) the pledge by each License Holder of its respective Leased Spectrum Rights and Obligations to the Trustee, (iii) the assignment and transfer of the Leased Spectrum Rights and Obligations to any qualified Person that shall have agreed to assume all of the Leased Spectrum Rights and Obligations (subject to applicable FCC and other regulatory requirements) in the event that the Trustee has the right to foreclose on the Collateral pursuant to the Indenture or the other Transaction Documents or otherwise pursuant to the Spectrum Realization Procedures and (iv) the ability of the Back-Up Manager to service and perform the Leased Spectrum Rights and Obligations in the event that a Manager Termination Event has occurred.

“Transaction Documents” means the Notes, this Indenture, the Guarantee and Collateral Agreement, the Contribution Agreements, the Management Agreement, the Back-Up Management Agreement, the Third-Party Lease Agreements, the Third-Party Lease Consent/Assignments, the Spectrum Lease, the SCI Payment and Performance Undertaking Agreement, the Charter Documents of each Securitization Entity, the LC Facility Documentation, any joinder agreement to a Transaction Document and any additional document identified as a “Transaction Document” in the Series Supplement for any Series of Notes Outstanding and any other material agreements entered into, or certificates delivered, pursuant to the foregoing documents.

“Weighted Average Life ~~to Maturity~~” means, when applied to any indebtedness at any date, the number of years obtained by dividing: (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (2) the then outstanding principal amount of such indebtedness.

(ii) The following definitions shall be deleted in their entirety and replaced in lieu thereof with the following:

“Quarterly Calculation Date” means the date that is two (2) Business Days following the last day of each Quarterly Collection Period. Any reference to a Quarterly Calculation Date relating to a Quarterly Payment Date means the Quarterly Calculation Date occurring in the same calendar month as the Quarterly Payment Date and any reference to a Quarterly Payment Date relating to a Quarterly Collection Period refers the Quarterly Collection Period most recently ended on or prior to the related Quarterly Payment Date.

“Spectrum Portfolio” means the portfolio of (i) Broadband Radio Service spectrum licenses licensed to License Holders and set forth on Exhibit A to the Spectrum Lease, any additional Spectrum designated as a “Directly-Held License” set forth on Exhibit A to the Spectrum Lease, and any licenses received in exchange therefor from time to time, in each case as renewed from time to time (collectively, the “Directly-Held Licenses”) and (ii)

rights under third party lease agreements (the “Third-Party Lease Agreements”) relating to FCC Educational Broadband Service spectrum licenses leased to License Holders and FCC Broadband Radio Service spectrum licenses leased to License Holders and set forth on Exhibit A of the Spectrum Lease and any other additional Spectrum designated as a “Third-Party Leased License” set forth on Exhibit A to the Spectrum Lease (collectively, the “Third-Party Leased Licenses” and, together with the Directly-Held Licenses, the “Licenses”), in each case above as such Exhibit A may be updated from time to time in pursuant to the Base Indenture and the Spectrum Lease;

(iii) The following definitions shall be added to Annex A in the appropriate alphabetical order:

“Additional Contribution Agreement” means, in connection with additional contributions of Spectrum after the Closing Date, any contribution agreement by which any such Spectrum is so contributed (i) by a Depositor or an Additional Depositor to a PledgeCo or an Additional PledgeCo (which contribution may be made through an Intermediate HoldCo), as applicable, which contribution agreement shall be substantially similar in substance to the Depositor-PledgeCo Contribution Agreements, (ii) by a PledgeCo or an Additional PledgeCo to an Issuer or an Additional Issuer, as applicable, which contribution agreement shall be substantially similar in substance to the PledgeCo-Issuer Contribution Agreements or (iii) by an Issuer or an Additional Issuer to a License Holder or an Additional License Holder, as applicable, which contribution agreement shall be substantially similar in substance to the Issuer-License Holder Contribution Agreements, each such Additional Contribution Agreement to include an indication as to whether licenses or lease agreements contributed thereby constitute or relate to, as applicable, “Directly-Held Licenses” or “Third-Party Leased Licenses” for purposes hereof.

“Additional Depositor” means any wholly-owned direct or indirect subsidiary of SCI that contributes additional Spectrum as a “depositor” after the Closing Date.

“Additional Intermediate HoldCo” means any wholly-owned direct or indirect subsidiary of Sprint Corporation that is established as an “intermediate holdco” in connection with a contribution of additional Spectrum after the Closing Date.

“Additional Issuer” means any entity that becomes an “issuer” hereunder by way of an Issuer Joinder Agreement after the Closing Date in connection with the contribution of additional Spectrum.

“Additional License Holder” means any entity to which additional Spectrum is contributed as a “license holder” under an Additional Contribution Agreement and that acts as a Lessor under the Spectrum Lease.

“Additional PledgeCo” means any entity to which additional Spectrum is contributed in its capacity as, and that further contributes such additional Spectrum in its capacity as, a “pledgeco,” in each case, after the Closing Date and under an Additional Contribution Agreement.

“Additional Silo” means any related series of entities constituting an Additional PledgeCo, Additional Issuer and Additional License Holder that is formed as part of the same transaction in respect of a contribution of additional Spectrum.

“BTA” has the meaning set forth in Section 8.18 of the Base Indenture.

“Directly-Held Licenses” has the meaning set forth in the definition of “Spectrum Portfolio” in Annex A of the Base Indenture.

“GCA Joinder Agreement” means a joinder agreement substantially in the form of Exhibit K.

“IRLC Support Series” has the meaning set forth in Section 5.1(c) of the Base Indenture.

“Issuer Joinder Agreement” means a joinder agreement substantially in the form of Exhibit J.

“Spectrum” means FCC spectrum licenses and/or rights under lease agreements with third parties in respect of FCC spectrum licenses.

“Spectrum Lease” means the Intra-Company Spectrum Lease Agreement, dated as of October 27, 2016, by and among the License Holders, SCI, the Intermediate Holdcos and the Guarantors (as defined therein), as amended, supplemented or otherwise modified from time.

“Swap” has the meaning set forth in Section 8.18 of the Base Indenture.

“Swap Conditions” has the meaning set forth in Section 8.18 of the Base Indenture.

“Third-Party Lease Agreements” has the meaning set forth in the definition of “Spectrum Portfolio” in Annex A of the Base Indenture.

“Third-Party Leased Licenses” has the meaning set forth in the definition of “Spectrum Portfolio” in Annex A of the Base Indenture.

(iv) The definition of “1.9 Swap Conditions” shall be deleted from Annex A in its entirety.

(ee) “Exhibit J” set forth as Schedule 1 hereto shall be added to the Base Indenture as a new “Exhibit J” thereto.

(ff) “Exhibit K” set forth as Schedule 2 hereto shall be added to the Base Indenture as a new “Exhibit K” thereto.

2. Governing Law.

THIS SUPPLEMENTAL INDENTURE SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

3. Execution in Counterparts.

This Supplemental Indenture shall constitute an “Indenture Document” for all purposes of the Base Indenture and Transaction Documents. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Supplemental Indenture by electronic means (including email or telecopy) will be effective as delivery of a manually executed counterpart of this Supplemental Indenture.

4. No Other Changes.

Except as provided herein, the Base Indenture shall remain unchanged and in full force and effect, and each reference to the Base Indenture and words of similar import in the Base Indenture, as amended hereby, shall be a reference to the Base Indenture as amended hereby and as the same may be further amended, supplemented and otherwise modified and in effect from time to time. This Supplemental Indenture may be used to create a conformed amended and restated Base Indenture for the convenience of administration by the parties hereto.

5. Execution, Delivery and Validity.

Each of the Issuers represents and warrants to the Trustee that this Supplemental Indenture has been duly and validly executed and delivered by it and constitutes its valid and binding obligation, enforceable against it in accordance with its terms.

6. Limited Recourse.

The obligations of the Issuers hereunder are limited recourse obligations of the Issuers payable solely from the Collateral in accordance with the Priority of Payments.

7. Non-Petition.

Each party hereto hereby covenants and agrees that, at any time prior to the date which is (a) one (1) year, or (b) if longer, the applicable preference period in effect, and in case of (a) or (b) plus one (1) day following the payment in full of the latest maturing Note, it will not institute against, or join with any other Person in instituting against, any Securitization Entity any involuntary bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings, under any federal or state bankruptcy or similar law; provided that nothing in this Section 7 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Securitization Entities pursuant to the Indenture or any other Transaction Document.

8. Binding Effect.

This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

SPRINT SPECTRUM CO LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT SPECTRUM CO II LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

SPRINT SPECTRUM CO III LLC

By:	/s/ Janet M. Duncan
Name: Janet M. Duncan
Title: Vice President and Treasurer

[Signature Page to Supplemental Indenture]

DEUTSCHE BANK TRUST COMPANY AMERICAS, not in its individual capacity but solely as Trustee

By:	/s/ Louis Bodi
Name: Louis Bodi
Title: Vice President

By:	/s/ Diana Vasconez
Name: Diana Vasconez
Title: Assistant Vice President

[Signature Page to Supplemental Indenture]

CONSENT OF CONTROL PARTY AND BACK-UP MANAGER:

Midland Loan Services, a division of PNC Bank, National Association, as Control Party and as Back-Up Manager, hereby consents to the execution and delivery by the Securitization Entities, the Manager and the Trustee of the foregoing Amendment.

MIDLAND LOAN SERVICES,

A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

By:	/s/ Gregory L. McFarland
Name: Gregory L. McFarland
Title: Senior Vice President, Servicing Officer

SCHEDULE 1

EXHIBIT J

FORM OF ISSUER JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of [______ __], by and among Sprint Spectrum Co LLC, a Delaware limited liability company (the “Master Issuer”), Sprint Spectrum Co II LLC, a Delaware limited liability company (“Co-Issuer II”), Sprint Spectrum Co III LLC, a Delaware limited liability company (“Co-Issuer III” and, together with Co-Issuer II and the Master Issuer, the “Existing Issuers”), Deutsche Bank Trust Company Americas, not in its individual capacity but solely as trustee and as securities intermediary (the “Trustee”), and [Insert Name of Additional Issuer] (the “Additional Issuer”).

WHEREAS, the Existing Issuers and the Trustee are parties to that certain Base Indenture, dated as of October 27, 2016 (as amended, restated, supplemented or otherwise modified from time to time, exclusive of any Series Supplements, the “Base Indenture” and, together with all Series Supplements, the “Indenture”). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Base Indenture Definitions List attached to the Base Indenture as Annex A thereto; and

WHEREAS, pursuant to the terms of the Indenture, the Additional Issuer desires to become a party to the Indenture (including all Series Supplements and Notes issued thereunder).

NOW THEREFORE, the Additional Issuer, together with the Existing Issuers hereby agree, jointly and severally with the Trustee as follows:

A. The Additional Issuer hereby acknowledges, agrees and confirms that, as of the date hereof and as if it had executed the Indenture, it shall be and shall have all of the obligations of an Existing Issuer set forth in the Indenture (including all Series Supplements and Notes issued thereunder) and shall be a party of identical capacity and obligations as an Issuer of the Indenture. As of the date hereof, the Additional Issuer hereby ratifies and agrees to be bound by all of the terms, provisions and conditions contained in the Indenture, including, without limitation (a) all of the representations and warranties of the Issuers set forth in Article VII of the Indenture, as supplemented from time to time in accordance with the terms thereof, and (b) all of the covenants set forth in Article VIII of the Indenture.

B. Without limiting the generality of the foregoing provision, to secure the Obligations, the Additional Issuer hereby pledges and grants to the Trustee, for the benefit of the Secured Parties, a first priority security interest in all right title and interest of the Additional Issuer in, to and under all existing and after-acquired assets of the Additional Issuer, including all Indenture Collateral, pursuant to the terms and provisions as set forth in Article III of the Indenture.

C. The Existing Issuers confirm that all of their obligations under the Indenture and the other Transaction Documents to which the Existing Issuers are a party are, and upon the Additional Issuer becoming an “Issuer” thereunder or otherwise party thereto pursuant to the terms hereof and of the other joinder agreements executed in connection herewith, shall continue to be, in full force and effect.

EXHIBIT-J

D. The Existing Issuers and the Additional Issuer further confirm that, as of the date hereof, the term “Obligations”, as used in the Indenture, shall include all Obligations of the Additional Issuer under the Indenture and each applicable Transaction Document.

E. The Existing Issuers and the Additional Issuer agree that at any time and from time to time, upon the written request of the Trustee, they will execute and deliver such further documents and do such further acts and things as the Trustee or the Back-Up Manager may reasonably request in order to effect the purposes of this Joinder Agreement.

F. This Joinder Agreement shall constitute an “Indenture Document” for all purposes of the Indenture and other Transaction Documents. This Joinder Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Joinder Agreement by electronic means (including email or telecopy) will be effective as delivery of a manually executed counterpart of this Joinder Agreement.

G. THIS JOINDER AGREEMENT SHALL BE CONSTRUCTED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[Signature page to follow]

EXHIBIT-J

IN WITNESS WHEREOF, the party hereto has caused this Joinder Agreement to be executed by its respective officers thereunto duly authorized as of the date first above written.

[_______], as Additional Issuer

By
Name:
Title:

EXHIBIT-J

ACKNOWLEDGED AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE:

Sprint Spectrum Co LLC

By
Name:
Title:

Sprint Spectrum Co II LLC

By
Name:
Title:

Sprint Spectrum Co III LLC

By
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS,

not in its individual capacity but solely as Trustee and

as Securities Intermediary

By
Name:
Title:

By
Name:
Title:

EXHIBIT-J

SCHEDULE 2

EXHIBIT K

FORM OF GCA JOINDER AGREEMENT

This Joinder Agreement (this “Joinder Agreement”), dated as of [______ __], by and among Sprint Spectrum PledgeCo LLC, a Delaware limited liability company (“PledgeCo I”), Sprint Spectrum PledgeCo II LLC, a Delaware limited liability company (“PledgeCo II”), Sprint Spectrum PledgeCo III LLC, a Delaware limited liability company (“PledgeCo III” and, together with PledgeCo I and PledgeCo II, the “PledgeCos”), Sprint Spectrum License Holder LLC, a Delaware limited liability company (“License Holder I”), Sprint Spectrum License Holder II LLC, a Delaware limited liability company (“License Holder II”), Sprint Spectrum License Holder III LLC, a Delaware limited liability company (“License Holder III” and, together with License Holder I and License Holder II, the “License Holders”, and the License Holders together with the PledgeCos, the “Existing Guarantors” and each, an “Existing Guarantor”), Deutsche Bank Trust Company Americas, not in its individual capacity but solely as trustee and as securities intermediary (the “Trustee”), [Insert Name of Additional PledgeCo] (“Additional PledgeCo”) and [Insert Name of Additional License Holder] (“Additional License Holder” and, together with Additional PledgeCo, the “Additional Guarantors”).

WHEREAS, the Existing Guarantors and the Trustee are parties to that certain Guarantee and Collateral Agreement, dated as of October 27, 2016 (as amended, restated, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”). Capitalized terms used herein and not otherwise defined shall have the meaning given them in the Guarantee and Collateral Agreement; and

WHEREAS, pursuant to the terms of the Guarantee and Collateral Agreement, the Additional Guarantors desire to become a party to the Guarantee and Collateral Agreement.

NOW THEREFORE, the Additional Guarantors, together with the Existing Guarantors hereby agree, jointly and severally with the Trustee as follows:

A. Each Additional Guarantor hereby acknowledges, agrees and confirms that, as of the date hereof and as if it had executed the Guarantee and Collateral Agreement, it shall be and shall have all of the obligations of an Existing Guarantor set forth in the Guarantee and Collateral Agreement and shall be a party of identical capacity and obligations as a Guarantor under the Guarantee and Collateral Agreement. As of the date hereof, each Additional Guarantor hereby ratifies and agrees to be bound by all of the terms, provisions and conditions contained in the Guarantee and Collateral Agreement, including, without limitation (a) all of the representations and warranties of the Guarantors set forth in Section 4 of the Guarantor and Collateral Agreement, as supplemented from time to time in accordance with the terms thereof, and (b) all of the covenants set forth in Section 5 of the Guarantee and Collateral Agreement.

B. Without limiting the generality of the foregoing provision, to secure the Obligations and the obligations of the Guarantors under the Guarantee and Collateral Agreement, each Additional Guarantor hereby pledges and grants to the Trustee, for the benefit of the Secured Parties, a security interest in all of such Additional Guarantor’s right, title and interest in, to and under all property of such Additional Guarantor constituting “Collateral,” in each case, whether now owned by such Additional Guarantor or hereafter acquired and whether now existing or hereafter coming into existence, pursuant to the terms and provisions as set forth in Section 3 of the Guarantee and Collateral Agreement.

EXHIBIT-K

C. The Existing Guarantors confirm that all of their obligations under the Guarantee and Collateral Agreement and the other Transaction Documents to which the Existing Guarantors are a party are, and upon the Additional Guarantors becoming a “Guarantor” thereunder or otherwise party thereto pursuant to the terms hereof and of the other joinder agreements executed in connection herewith, shall continue to be, in full force and effect.

D. The Additional Guarantors and the Existing Guarantors further confirm that, as of the date hereof, the term “Obligations”, as used in the Guarantee and Collateral Agreement, shall include all Obligations of each Additional Issuer under the Indenture and each applicable Transaction Document.

E. The Existing Guarantors and the Additional Guarantors agree that at any time and from time to time, upon the written request of the Trustee, they will execute and deliver such further documents and do such further acts and things as the Trustee or the Back-Up Manager may reasonably request in order to effect the purposes of this Joinder Agreement.

F. This Joinder Agreement shall constitute an “Indenture Document” for all purposes of the Indenture and other Transaction Documents. This Joinder Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of this Joinder Agreement by electronic means (including email or telecopy) will be effective as delivery of a manually executed counterpart of this Joinder Agreement.

G. THIS JOINDER AGREEMENT SHALL BE CONSTRUCTED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE STATE OF NEW YORK.

[Signature page to follow]

EXHIBIT-K

IN WITNESS WHEREOF, the party hereto has caused this Joinder Agreement to be executed by its respective officers thereunto duly authorized as of the date first above written.

[_______], as Additional PledgCo

By
Name:
Title:

[_______], as Additional License Holder

By
Name:
Title:

EXHIBIT-K

ACKNOWLEDGED AS OF THE DAY AND YEAR FIRST WRITTEN ABOVE:

SPRINT SPECTRUM PLEDGECO LLC

By:
Name:
Title:

SPRINT SPECTRUM PLEDGECO II LLC

By:
Name:
Title:

SPRINT SPECTRUM PLEDGECO III LLC

By:
Name:
Title:

SPRINT SPECTRUM LICENSE HOLDER LLC

By:
Name:
Title:

SPRINT SPECTRUM LICENSE HOLDER II LLC

By:
Name:
Title:

SPRINT SPECTRUM LICENSE HOLDER III LLC

By:
Name:
Title:

EXHIBIT-K

Deutsche Bank Trust Company Americas,

Not in its individual capacity but solely as Trustee and

as Securities Intermediary

By
Name:
Title:

By
Name:
Title:

EXHIBIT-K